AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IEC Electronics Corp.,

VUT Merger Corp.

and

Val-U-Tech Corp.

Dated as of May 23, 2008

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2008 (this “Agreement”), is entered into by and among IEC Electronics Corp., a corporation organized under the laws of the State of Delaware (“Parent”), VUT Merger Corp., a corporation organized under the laws of the State of New York (“Merger Sub”), Val-U-Tech Corp., a corporation organized under the laws of the State of New York (“Company”) and Kathleen Brudek, Michael Brudek and Nicholas Vaseliv (each, a “Company Shareholder” and, together, the “Company Shareholders”) (“Parent,” “Merger Sub”, “Company” and the “Company Shareholders” individually hereinafter referred to as “Party” and collectively hereinafter referred to as the “Parties”);

WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law (“NYBCL”), will merge with and into Company (the “Merger”);

WHEREAS, the board of directors of Company has (i) determined that the Merger is advisable and fair to the holders of Company Common Stock (as defined in Section 3.04) and is in the best interests of such shareholders, (ii) advised, authorized, approved and adopted this Agreement and the transactions contemplated hereby and (iii) recommended approval and adoption of this Agreement by the shareholders of Company (the “Company Shareholders”);

WHEREAS, Company Shareholders have advised, authorized, approved and adopted this Agreement and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of Parent has determined that the Merger is advisable and in the best interests of Parent and its shareholders and the boards of directors of Parent and Merger Sub and the sole shareholder of Merger Sub have advised, authorized, approved and adopted this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows.

ARTICLE I

THE MERGER

SECTION 1.01 The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time (as defined in Section 1.02) Merger Sub shall be merged with and into Company, with Company being the surviving corporation (hereinafter sometimes called “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and Surviving Corporation shall continue to exist as a New York corporation.

SECTION 1.02 Closing Date; Effective Time

(a) Subject to the terms and conditions of this Agreement, including the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Agreement, the closing of the Merger (the “Closing” and the date of such Closing, the “Closing Date”) will take place on May 29, 2008, at 10:00 a.m. local time at the offices of Boylan, Brown, Code, Vigdor & Wilson, LLP, 2400 Chase Square, Rochester, New York, unless another date or place is agreed to in writing by the Parties

(b) The Parties shall cause the Merger to be consummated on the Closing Date by filing the Certificate of Merger, in the form attached hereto as Exhibit A (the “Certificate of Merger”) and any other appropriate documents with the New York Department of State, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the date and time of such filing being the “Effective Time”).

SECTION 1.03 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Surviving Corporation.

SECTION 1.04 Certificate of Incorporation; Bylaws

(a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of Company shall be the certificate of incorporation of Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation, except that Company’s certificate of incorporation shall be amended and restated at the Effective Time to have the same form and substance as the certificate of incorporation of Merger Sub except that the name of the Surviving Corporation shall be Val-U-Tech Corp.

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of Merger Sub shall continue unchanged and shall be the bylaws of Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of Surviving Corporation and such bylaws.

SECTION 1.05 Directors and Officers

At the Effective Time, the initial officers and directors of Surviving Corporation shall be the persons listed on Exhibit B, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.06 Classes and Series

As to Company and Merger Sub, the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on this Agreement, and the specification of each class and series entitled to vote as a class on this Agreement, is as follows:

(a) Company:

Designation of	Number of	Designation	Classes and
each outstand-	outstanding	of class and	series enti-
ing class and	shares of	series enti-	tled to vote
series of shares	each class	tled to vote	as a class

Common Stock	100	Common Stock	Common Stock

(b) Merger Sub:

Designation of	Number of	Designation	Classes and
each outstand-	outstanding	of class and	series enti-
ing class and	shares of	series enti-	tled to vote
series of shares	each class	tled to vote	as a class

Common Stock	100	Common Stock	Common Stock

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 The Merger

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the securities referred to in this Section 2.01:

(a) Common Stock.

(i) Subject to Section 2.01(a)(ii), each share of Company Common Stock (excluding any shares described in Section 2.01(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the same proportion of (a) (1) Five Million Five Hundred Thousand Dollars (US$5,500,000) (the “Cash Purchase Price”), (2) Five Hundred Thousand (500,000) shares of common stock, par value $0.01, of Parent, (“Parent Common Stock”), and (3) "Purchase Notes" (as that term is hereinafter defined) that is (b) in the same as proportion as such share of Company Common Stock is of all shares of Company Common Stock outstanding on the Closing Date. The Purchase Notes shall be in the form of Exhibit 2.01(a)(i) (hereinafter collectively referred to as "Purchase Notes" and individually referred to as "Purchase Note") and shall be in an aggregate principal amount equal to (x) 4,500,000, less (y) $1,050,000, (c) subject to adjustment as provided herein. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant hereto, the Cash Purchase Price and the Purchase Notes, together with the amount of cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e), are sometimes referred to herein, collectively, as the “Merger Consideration”. All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock. Each such certificate previously evidencing such shares of Company Common Stock shall be exchanged for the Merger Consideration applicable thereto.

(ii) The Purchase Price and the Purchase Notes shall be increased or decreased, as the case may be, in accordance with the following

(a) The Purchase Price and the Purchase Notes will be increased by one-half of the amount by which, as of the Closing Date, the following are greater than, or decreased by one-half of the amount by which the following are less than (as the case may be), the amounts shown on the Balance Sheet of the Company as of December 31, 2007 as audited by Rotenberg & Co. attached to this Agreement as Exhibit 2.01(a)(ii) (the “Company Balance Sheet”):

i. cash and cash equivalents;

ii. net inventory, which shall not include any inventory that is (x) more than one (1) year old, (y) damaged or (z) not useable or saleable in the ordinary course of the Company’s business within one (1) year after the Closing Date; and

iii. accounts receivable, which shall not include any account receivable as to which the Company has received any notice of dispute, whether verbal or written, or which is more than ninety (90) days old as of the Closing Date;

(b) The Purchase Price and the Purchase Notes will be decreased by one-half of the amount by which, as of the Closing Date, the following are greater than, or increased by one-half of the amount by which the following are less than (as the case may be), the amounts shown on the Company Balance Sheet:

i. accounts payable;

ii. accrued payroll and vacation; and

iii. other current liabilities.

(c) The Purchase Price and the Purchase Notes will be decreased by the amount of any liabilities as of the Closing Date that are not shown on the Company Balance Sheet.

(iii) The Purchase Price and the Purchase Notes shall be increased by one-half of the amount by which the Company’s revenues from sales of its products and services in the ordinary course of its business for the calendar year 2008 (determined in accordance with Subsection 2.01(a)(vii)) exceed $18,000,000.

(iv) The Purchase Price and the Purchase Notes shall be decreased (but not by more than the amount of the Purchase Notes, after adjustment as provided elsewhere in this Agreement) by the amount, if any, by which the Company’s revenues from sales of its products and services in the ordinary course of its business for the calendar year 2008 (determined in accordance with Subsection 2.01(a) (vii)) are less than $14,000,000.

(v) If sales by the Company to Harris Corporation of products and services for the calendar year 2009 are less than $5,500,000, then the Purchase Price and the Purchase Notes shall be reduced by one-half of (a) $5,500,000 less sales of products and services to Harris Corporation during the calendar year 2009, less (b) the amount, if any, by which all of the Company’s revenues from sales of its products and services in the ordinary course of its business for the calendar year 2009 (excluding the amount of its sales to Harris Corporation, ASML, ViaSat and Telephonics) exceed $7,100,000.

As an example of the application of the foregoing formula, assume:

(x) the Company’s sales to Harris Corporation for the calendar year 2009 are $4,000,000 and

(y) the Company’ total sales for the calendar year 2009 (other than sales to Harris Corporation, ASML, ViaSat and Telephonics) are $8,100,000

Applying the foregoing, the Purchase Price and the Purchase Notes will be reduced by one-half of

(xx) $1,500,000 (the excess of $5,500,000 over $4,000,000) less

(yy) $1,000,000 (the excess of $8,100,000 over $7,100,000)

The reduction in the Purchase Price and the Purchase Notes will be ½ x ($1,500,000 - $1,000,000), or $250,000.

(vi) Promptly, but in no event more than forty-five (45) days, after the Closing Date, the Parent shall cause its regularly engaged firm of independent certified public accountants to conduct an audit the Company’s books and records as of the Closing Date, and shall cause them to prepare a balance sheet of the Company as of the Closing Date in accordance with GAAP (subject to the specific definitions contained in Subsection 2.01(a)(ii)). Such balance sheet, shall be used in determining the adjustments, if any, that the Parent believes to be required by subsection 2.01(a)(ii). Parent shall deliver a copy of such balance sheet together with a statement of the adjustments, if any, that the Parent believes should be made to the Purchase Price and the Purchase Notes to the Shareholder Representative (the “Parent Notice”), promptly after Parent has received such balance sheet from its accountants. Following the delivery of the Parent Notice to the Shareholder Representative, the Parent shall give and shall cause the Company to give the Shareholder Representative and its representatives reasonable access to all of the books and records of the Company, on reasonable notice and during normal business hours, for so long and so often as reasonably required by them, so that the Shareholder Representative can determine whether or not the balance sheet and the proposed adjustments as set forth in the Parent Notice are accurate. If the Shareholder Representative determines that the Parent Notice (and the adjustments indicated thereon) was inaccurate, it shall give notice (the “Shareholder Notice”) of such finding to the Parent no later than thirty (30) days after delivery to the Shareholder Representative of the Parent Notice. Such Shareholder Notice shall specify any items or amounts as to which the Shareholder Representative disagrees and a detailed statement of the basis of each of the Shareholder Representative’s objections. If no such Shareholder Notice is given in accordance with this Subsection 2.01(a)(vi), the Parent Notice (and the adjustments indicated thereon) shall be conclusive and binding upon the parties.

If a Shareholder Notice is given and the parties are unable to resolve any disagreements as to the adjustments required to the Purchase Price and the Purchase Notes within thirty (30) days after the Shareholder Notice has been given, the items or amounts in dispute shall be referred for resolution to the Independent Accountants. Promptly, but no later than 20 days after acceptance of the appointment as Independent Accountants, the Independent Accountants shall determine, based primarily on written submissions by Parent and the Shareholder Representative, which may be confirmed by independent review if the Independent Accountants deem such review to be necessary, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting adjustments to the Purchase Price and the Purchase Notes, which shall be conclusive and binding on the parties. Parent shall permit the Independent Accountants to review the books and records of the Company that relate to the items in dispute, during normal business hours and upon reasonable notice. In resolving any disputed item, the Independent Accountants (x) shall be bound by the provisions of this Section 2.01 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Parent and the Shareholders (in the aggregate) shall each be responsible for one-half (½) of the fees and expenses charged by the Independent Accountants for their services.

No later than the third (3rd) business day following the date of final determination of the adjustments, if any, required to the Purchase Notes in accordance with this Subsection 2.01(a)(vi), the Shareholder Representative shall deliver to the Parent the Purchase Notes delivered at the Closing and the Parent shall deliver to the Shareholder Representative replacement Purchase Notes, identical to the original Purchase Notes but adjusted as to principal amount as provided herein.

(vii) In connection with the audit of the Parent’s financial statements for its fiscal year ended November 30, 2008, the Parent shall cause its auditors to determine and certify the Company’s revenues from sales of its products and services in the ordinary course of its business for the calendar year 2008, net of allowances, discounts, returns, shipping charges and similar costs, in accordance with GAAP, and shall deliver a copy of such determination to the Shareholder Representative. For purposes of making such determination, (A) except as provided in the immediately following subsection (B), all revenues from the performance of cable harness work from and after the Closing Date by either Parent or the Company shall be included in determining the sales of the Company, it being the intention of the Parties that all such work shall be performed by the Company and not by Parent from and after the Closing Date, and (B) notwithstanding the foregoing, no revenues from the performance of cable harness work by either Parent or the Company for ASML, ViaSat and Telephonics shall be included in determining the gross sales of the Company.

Parent shall deliver a copy of such auditor’s determination with a statement of the adjustments, if any, that the Parent believes should be made to the Purchase Price and the Purchase Notes pursuant to Subsection 2(a)(iv) to the Shareholder Representative (the “Second Parent Notice”), promptly after Parent has received such determination from its accountants. Following the delivery of the Second Parent Notice to the Shareholder Representative, the Parent shall give and shall cause the Company to give the Shareholder Representative and its representatives reasonable access to such of the books and records of the Company, on reasonable notice and during normal business hours, for so long and so often as reasonably required by them, to the extent necessary to verify such determination and the proposed adjustments as set forth in the Second Parent Notice are accurate. If the Shareholder Representative determines that Second Parent Notice (and the adjustments indicated thereon) was inaccurate, it shall give notice (the “Second Shareholder Notice”) of such finding to the Parent no later than thirty (30) days after delivery to the Shareholder Representative of the Second Parent Notice. Such Second Shareholder Notice shall specify any items or amounts as to which the Shareholder Representative disagrees and a detailed statement of the basis of each of the Shareholder Representative’s objections. If no such Second Shareholder Notice is given in accordance with this Subsection 2.01(a)(viii), the Second Parent Notice (and the adjustments indicated thereon) shall be conclusive and binding upon the parties.

If a Second Shareholder Notice is given and the parties are unable to resolve any disagreements as to the adjustments required to the Purchase Price and the Purchase Notes within thirty (30) days after the Second Shareholder Notice has been given, the items or amounts in dispute shall be referred for resolution to the Independent Accountants. Promptly, but no later than 20 days after acceptance of the appointment as Independent Accountants, the Independent Accountants shall determine, based primarily on written submissions by Parent and the Shareholder Representative, which may be confirmed by independent review if the Independent Accountants deem such review to be necessary, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting adjustments to the Purchase Price and the Purchase Notes, which shall be conclusive and binding on the parties. Parent shall permit the Independent Accountants to review the books and records of the Company that relate to the items in dispute, during normal business hours and upon reasonable notice. In resolving any disputed item, the Independent Accountants (x) shall be bound by the provisions of this Section 2.01 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Parent and the Shareholders (in the aggregate) shall each be responsible for one-half (½) of the fees and expenses charged by the Independent Accountants for their services.

No later than the third (3rd) business day following the date of final determination of the adjustments, if any, required to the Purchase Notes in accordance with this Subsection 2.01(a)(vii), the Shareholder Representative shall deliver to the Parent the Purchase Notes previously delivered to the Shareholders and the Parent shall deliver to the Shareholder Representative replacement Purchase Notes, identical to the original Purchase Notes but adjusted as to principal amount as provided herein.

(vii) On or before January 31, 2010, the Parent shall deliver to the Shareholder Representative its calculation of any adjustments required to be made to the Purchase Price and the Purchase Notes pursuant to Subsection 2.01(a) (v) (the “Third Parent Notice”). Following the delivery of the Third Parent Notice to the Shareholder Representative, the Parent shall give and shall cause the Company to give the Shareholder Representative and its representatives reasonable access to such of the books and records of the Company, on reasonable notice and during normal business hours, for so long and so often as reasonably required by them, to the extent necessary to verify such calculation and the data upon which it is based.. If the Shareholder Representative determines that Third Parent Notice (and the adjustments indicated thereon) was inaccurate, it shall give notice (the “Third Shareholder Notice”) of such finding to the Parent no later than thirty (30) days after delivery to the Third Representative of the Third Parent Notice. Such Third Shareholder Notice shall specify any items or amounts as to which the Shareholder Representative disagrees and a detailed statement of the basis of each of the Shareholder Representative’s objections. If no such Third Shareholder Notice is given in accordance with this Subsection 2.01(a)(viii), the Third Parent Notice (and the adjustments indicated thereon) shall be conclusive and binding upon the parties.

If a Third Shareholder Notice is given and the parties are unable to resolve any disagreements as to the adjustments required to the Purchase Price and the Purchase Notes within thirty (30) days after the Third Shareholder Notice has been given, the items or amounts in dispute shall be referred for resolution to the Independent Accountants. Promptly, but no later than 20 days after acceptance of the appointment as Independent Accountants, the Independent Accountants shall determine, based primarily on written submissions by Parent and the Shareholder Representative, which may be confirmed by independent review if the Independent Accountants deem such review to be necessary, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting adjustments to the Purchase Price and the Purchase Notes, which shall be conclusive and binding on the parties. Parent shall permit the Independent Accountants to review the books and records of the Company that relate to the items in dispute, during normal business hours and upon reasonable notice. In resolving any disputed item, the Independent Accountants (x) shall be bound by the provisions of this Section 2.01 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Parent and the Shareholders (in the aggregate) shall each be responsible for one-half (½) of the fees and expenses charged by the Independent Accountants for their services.

No later than the third (3rd) business day following the date of final determination of the adjustments, if any, required to the Purchase Notes in accordance with this Subsection 2.01(a)(viii), the Shareholder Representative shall deliver to the Parent the Purchase Notes previously delivered to the Shareholders and the Parent shall deliver to the Shareholder Representative replacement Purchase Notes, identical to the original Purchase Notes but adjusted as to principal amount as provided herein.

(b) Treasury Stock. All shares of capital stock of Company held in the treasury of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

(c) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Stock”) shall be converted into and exchanged for one (1) duly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) No Fractional Shares. No certificate or scrip representing any fractional shares of Parent Common Stock shall be issued pursuant to Section 2.01(a), and other than the right to receive the cash payment pursuant to this Section 2.01(d) any such fractional interests shall not entitle the owner thereof to any rights as a security holder of Parent. Notwithstanding any other provision hereof, all holders of Company Common Stock otherwise entitled to receive fractional shares of Parent Common Stock pursuant to Section 2.01(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock to which the holder of Company Common Stock would otherwise be entitled under Sections 2.01(a) multiplied by the Average Parent Trading Price as of the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, Parent shall forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

SECTION 2.02 Exchange of Certificates and Merger Consideration

(a) Payment Procedures. At the Closing, upon surrender to Parent by each Company Shareholder of the certificate or certificates (each a “Certificate” and collectively, the “Certificates”) representing all of the shares of Company Common Stock owned by such Company Shareholder immediately prior to the Effective Time, together with any other documents required by Parent, Parent shall issue and deliver to each such Company Shareholder his, her or its pro rata share of the Merger Consideration, which shall consist of (i) a certificate for Parent Common Stock which shall be registered in the name of such Company Shareholder which shall bear legends as set forth on Exhibit 2.02(a), (ii) a Purchase Note payable to such Company Shareholder; and (iii) the Cash Purchase Price payable to such Company Shareholder, which together shall represent the entire Merger Consideration. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in Section 2.01, without any interest thereon.

(b) No Further Rights in Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.01 and 2.02 (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

(c) Withholding of Tax. Parent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent (or any Affiliate thereof), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent (or any Affiliate thereof).

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, Parent shall pay to such Person the applicable Merger Consideration and any cash in lieu of fractional shares with respect to such lost, stolen or destroyed Certificate.

(e) Distributions With Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby until the holder of such Certificate shall properly surrender such Certificate in accordance with the requirements of Section 2.02(a). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates evidencing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

SECTION 2.03 Certain Adjustments

If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Merger Consideration per share of Company Common Stock shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

SECTION 2.04 Shareholders’ Representative

The Shareholder Representative shall, by virtue of the Merger, be appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of Company Shareholders (with full power of substitution in the premises), in connection with the provisions of Article IX as they relate to Company and Company Shareholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to compromise on their behalf with Parent any claims asserted thereunder, (ii) to execute and deliver on behalf of Company Shareholders any documents or agreements contemplated by or necessary or desirable in connection with this Agreement, (iii) to administer and resolve any disputes with respect to the computation of any adjustments to the Purchase Price and the Purchase Notes and (iv) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of Company Shareholders (including exchanges of the Purchase Notes) as are authorized in this Agreement (the above named representative, as well as any subsequent representative of Company Shareholders appointed by Company Shareholders being referred to herein as the “Shareholders’ Representative”). The Shareholders’ Representative shall not be liable to any Company Shareholder, Parent, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Shareholders’ Representative in his role as Shareholders’ Representative under or in connection with this Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Representative. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on such appointment and treat such Shareholders’ Representative as the duly appointed attorney-in-fact of each Company Shareholder. Each Company Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote and without any further action, and each Company Shareholder who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY
AND COMPANY SHAREHOLDERS

Except as specifically set forth in this Agreement, Company and each of the Company Shareholders hereby jointly and severally represents, warrants to and agrees with Parent and Merger Sub as follows, in each case as of the date of this Agreement and as of the Closing Date:

SECTION 3.01 Organization and Qualification

Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in Schedule 3.01, which are the only jurisdictions where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary.

SECTION 3.02 No Subsidiaries; Other Interests

Company has no Subsidiaries. Company has no equity investment or other interest in, nor has Company made advances or loans to, any Person.

SECTION 3.03 Certificate of Incorporation and Bylaws

Company has furnished to Parent a true and complete copy of the certificate of incorporation of Company, as currently in effect on the date of this Agreement, and a true and correct copy of Company’s bylaws, as currently in effect on the date of this Agreement, in each case certified by the corporate secretary of Company. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 3.04 Capitalization

The authorized capital stock of Company consists of two hundred (200) shares of common stock, no par value per share, of which one hundred (100) shares of common stock (the “Company Common Stock”) are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable except as provided in Section 630 of the NYBCL. No shares of common stock are held in the treasury of Company. Schedule 3.04 sets forth the names and addresses of all holders of record of Company Common Stock and the number and class of shares held by each such shareholder. No other shares of Company Common Stock have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Stock, any other securities of any Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock or any other securities of Company. Each of the outstanding shares of Company Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person. There are no Agreements pursuant to which any Person (other than Company) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company.

SECTION 3.05 Authority; Binding Obligation

The execution and delivery by Company of this Agreement, the execution and delivery by Company of all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Company and the Company Shareholder and constitutes the legal, valid and binding obligation of Company and the Company Shareholder, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.06 No Conflict; Required Filings and Consents

(a) The execution, delivery and performance by Company and the Company Shareholders of this Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company and the Company Shareholders of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or bylaws of Company; (ii) conflict with or violate any Law applicable to Company, its Assets or the Company Shareholders; (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration, or create in another Person, a put right, purchase obligation or similar right under any Agreement to which Company or the Company Shareholders is a party or by which any of them, or any of the Company’s Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any of the Assets now owned or hereafter acquired by Company.

(b) Except as set forth on Schedule 3.06, the execution, delivery and performance by Company and the Company Shareholders of this Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement, except (A) the filing and recordation of the Certificate of Merger as required by the NYBCL and (B) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Company Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company that would have a Company Material Adverse Effect.

(c) All returns, reports, statements and other documents required to be filed by Company with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and any related fees required to be paid have been paid in full). All material records of every type and nature relating to the business, operations or Assets of Company have been maintained in all material respects in accordance with good business practices and the rules of any Governmental Entity and are maintained at Company.

(d) No Governmental Entity or any other Person has notified Company that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company as part of Parent. Company is not aware of any fact or circumstance related to it that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law.

SECTION 3.07 Intellectual Property

(a) Schedule 3.07 identifies each item of Intellectual Property (i) owned by Company, (ii) owned by any third party and used by Company pursuant to license, sublicense or other Agreement or (iii) otherwise used by Company and not otherwise generally used by Persons similarly situated (including, in each case, specification of whether each such item is owned, licensed or used by Company). In addition, Company has not licensed (as licensor), sublicensed (as sublicensor) or entered into any other agreement with respect to the use of any Intellectual Property.

(b) Company either owns or has adequate rights to use all of the Intellectual Property that is necessary to, and currently used for, its business as now conducted or currently proposed to be conducted, and such Intellectual Property is free and clear of Encumbrances. Company has previously furnished to Parent evidence of either ownership by Company of or license rights to use its Intellectual Property.

(c) There are no pending or, to Company’s knowledge, threatened claims against Company alleging that the conduct of its business infringes any Intellectual Property rights of others that would have a Company Material Adverse Effect. The business of Company as now conducted or proposed to be conducted does not infringe any third-party Intellectual Property rights.

(d) To Company’s knowledge, no third party is infringing upon any of Company’s Intellectual Property, and Company has not notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of Company’s Intellectual Property or engaging in any act of unfair competition. Company has the right to bring an action for the infringement of all of its Intellectual Property that is owned by Company.

(e) Except as set forth in the next sentence, Company has taken all steps that are customary in its industry to protect Company’s rights in confidential information and trade secrets of Company or provided by any other Person to Company. Company does not require each employee, director, consultant or contractor to execute a confidentiality and non-disclosure agreement. The names of those of its present and former employees who have executed such agreements are listed on Schedule 3.07, and copies of such agreements have been provided to Parent.

(f) To Company's Knowledge, the operation of the business of Company as it currently is conducted or currently proposed to be conducted by Company does not and will not and will not when conducted by Parent or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Neither this Agreement nor the transactions contemplated by this Agreement, will result in (i) either Parent or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Closing.

SECTION 3.08 Financial Statements and Condition

(a) Company has prepared (i) the balance sheets of Company as of the end of the fiscal year ending on December 31, 2005 and the statements of income, equity and changes in financial position for fiscal year, compiled by Davie, Kaplan, Chapman & Braverman, PC, (ii) the balance sheet of Company as of the end of the fiscal year ending on December 31, 2006 and the statements of income, equity and changes in financial position for such fiscal year, audited by Rotenberg & Co., (iii) the balance sheet of Company as of October 31, 2007 and the statements of income, equity and changes in financial position for the period of the fiscal year then ended, reviewed by Davie, Kaplan, Chapman & Braverman, PC, (iv) the balance sheet of Company as of the end of the fiscal year ending on December 31, 2007 and the statements of income, equity and changes in financial position for such fiscal year, audited by Rotenberg & Co., accompanied by the related report of Rotenberg & Co. dated April 18, 2008 ("Rotenberg Management Letter"), (iii) the unaudited balance sheet of the Company as of March 31, 2008, and the unaudited statements of income, Company’s equity and changes in financial position for the three-month period ended March 31, 2008 (collectively, the “Company Financial Statements”). A true and complete copy of Company Financial Statement has been delivered to Parent and is attached as Schedule 3.08.

(b) Company Financial Statements, including, without limitation, the notes thereto, (i) have been prepared in accordance with the books and records of Company and (ii) present fairly the financial position of Company and its results of operations and cash flows in accordance with GAAP applied on a basis consistent with prior accounting periods, subject in the case of unaudited statements, to normal year-end adjustments.

(c) Company does not expect any year-end audit adjustments for the current fiscal year ending December 31, 2008. To the knowledge of Company, there are no anticipated material charges or write-offs of a non-recurring nature for the fiscal year ending December 31, 2008.

(d) Except as set forth in the Rotenberg Management Letter, Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Schedule 3.08 lists all of the changes in the methods of accounting or accounting practices or policies of Company since its inception.

SECTION 3.09 Absence of Certain Developments

Since December 31, 2007:

(a) the business of Company has been conducted in all material respects only in the Ordinary Course of Business;

(b) Company has not become liable in respect of any guarantee nor has it incurred or otherwise become liable in respect of any debt, except for borrowings, letters of credit and bankers’ acceptances in the Ordinary Course of Business under credit facilities in existence on December 31, 2007;

(c) Company has not mortgaged, pledged or subjected to any lien any of its property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $10,000 in the aggregate;

(d) Company has not made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of its capital stock or other equity interests;

(e) Company has not (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers); (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or (viii) entered into or consummated any transaction with any Affiliate;

(f) there has been no loss, destruction or damage to any material item of property of Company, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

(g) other than in the Ordinary Course of Business and consistent with past practices, Company has not made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company;

(h) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving Company or any material change in any of its personnel or the terms and conditions of the employment of such personnel;

(i) Company has not made any change in (x) its methods of accounting or accounting practices, except as required by GAAP, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the Ordinary Course of Business;

(j) Company has not made any loan, advance or capital contributions to, or any other investment in, any Person;

(k) Company has not adopted or increased any benefits under any Plan in any material manner;

(l) Company has not written up or written down any of its material Assets;

(m) Company has not terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under any material contractual obligation; and

(n) Company has not entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.09.

SECTION 3.10 Absence of Undisclosed Liabilities

There are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the audited balance sheet of Company as of December 31, 2007, except for those that may have been incurred after December 31, 2007 in the Ordinary Course of Business or that are not material in amount either individually or collectively. Since December 31, 2007, Company has not incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business. All bonuses and incentive compensation (including, without limitation, all compensation-related expenses) have been accrued on Company Financial Statements based on GAAP and consistent with past practices.

SECTION 3.11 Litigation; Disputes

(a) Company has not received notice of, and there is no pending, or, to the knowledge of Company or the Company Shareholders, threatened, action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or its business or Assets, or the transactions contemplated by this Agreement, at law or in equity, or before or by any domestic or foreign court, arbitrator or Governmental Entity. Company is not (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

(b) Company has complied and is in compliance in all material respects with all Laws, awards, orders, judgments, decrees and injunctions applicable to Company and its business or Assets, including all federal, state and local Laws and orders pertaining to employment or labor, safety, health, zoning and other matters. Company has obtained and holds all permits, licenses and approvals (none of which has been materially modified or rescinded and all of which are in full force and effect) from all government authorities necessary in order to own, use and maintain its Assets and to conduct its business as presently conducted. None of such permits, licenses or approvals will be terminated or modified as a result of the consummation of the merger.

SECTION 3.12 Real Property

(a) Schedule 3.12 lists each real property lease under which Company is the lessee or lessor. Company is the owner and holder of the leasehold estates purported to be granted to it by the leases listed in Schedule 3.12. Each such lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company has in all material respects performed all material obligations thereunder required to be performed by any of them to date. To the knowledge of Company and the Company Shareholders, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default.

(b) Company does not own or hold interests (other than leasehold interests) in any Real Property.

SECTION 3.13 Other Agreements; No Default

Schedules 3.12 and 3.13 list each Agreement to which Company is a party or by which Company, or any of its Assets, is bound, and which (i) involves expenditures or receipts by Company (other than contracts, commitments or Agreements which do not require payments or yield receipts of more than $10,000 in any twelve (12) month period or more than $25,000 in the aggregate); or (ii) contain covenants that limit the freedom of Company to engage in a line of business or to compete with any third party (Agreements listed pursuant to clauses (i) and (ii) above, collectively the “Company Contracts”). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company and the Company Shareholders, all Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied with all of the provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract. There has not been (A) any failure by Company or, to the knowledge of Company and the Company Shareholders, any other party to any such Company Contract to comply with all material provisions thereof, (B) any default by Company or, to the knowledge of Company and the Company Shareholders, any other party thereunder, or (C) to the knowledge of Company and the Company Shareholders (X) any threatened cancellation thereof or (Y) any outstanding dispute thereunder. Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

SECTION 3.14 Labor Relations

There are no collective bargaining or other labor union Agreements to which Company is a party. There are, and for the past two (2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company and the Company Shareholders, threatened or reasonably anticipated between Company and (a) any current or former employees of Company or (b) any union or other collective bargaining unit representing such employees. There is no unfair labor practice charge or complaint, or other proceeding, against the Company pending, or to the knowledge of the Company and the Company Shareholders, threatened before the National Labor Relations Board or any similar state or foreign agency. Company has complied and is in compliance with all Laws relating to employment, labor, or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know, except where the failure so to comply would not have a Company Material Adverse Effect. Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the transactions contemplated hereunder.

SECTION 3.15 Pension and Benefit Plans

(a) Company has delivered to Parent prior to the execution of this Agreement true and complete copies of the plan documents, summary plan descriptions, summaries of material modification, all related trust agreements, insurance contracts, or other funding arrangements, all related service provider agreements, annual financial or actuarial valuation reports, the three most recent Forms 5500 or 5500C/R (with accompanying schedules), registration statements, and prospectuses for all pension, retirement, profit-sharing, deferred compensation, stock option (including accompanying form agreements), employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or Agreements, including, without limitation, all Company Benefit Plans. No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA or has any withdrawal liability pursuant to ERISA Sections 4201 through 4225 with respect to any such multiemployer plan. Company has set forth in Schedule 3.15 (i) a list of all of Company Benefit Plans, (ii) a list of Company Benefit Plans that are Company Pension Plans, (iii) a list of Company Benefit Plans that are Company Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Stock Plans.

(b) From their inception, all Company Benefit Plans have been and are in material compliance (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans. All required reports, returns, and descriptions (including annual reports (Forms 5500), summary annual reports, and summary plan descriptions have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Company Benefit Plan.

(c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in Company Financial Statement in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

(d) Company has no obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise (other than continuation coverage to the extent required by Law), and there are no restrictions on the rights of Company to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No Company Benefit Plan, individually or collectively, provides for any payment by Company any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

(f) Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, the Company has delivered to Parent true and complete copies of all such determination letters, and no fact or event has occurred that could adversely affect such qualified or exempt status.

(g) No Company Benefit Plan is a Voluntary Employees’ Beneficiary Association (“VEBA”) within the meaning of Section 501(c)(9) of the Code.

(h) Company has made or reserved all contributions (including employer contributions and employee salary reduction contributions) and other payments and paid all premiums required to be made or paid for each Company Benefit Plan within the time periods prescribed by ERISA.

(i) Company is not now or has ever been a “substantial employer” as defined in Section 4001(a)(2) of ERISA and no Company Benefit Plan has subjected or does subject the Company to any liability under ERISA Sections 4063 or 4064.

(j)   There have been no “prohibited transactions” (as such term is defined in ERISA Section 406 and Code Section 4975) with respect to any Company Benefit Plan. No fiduciary of any Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject Company, directly or indirectly, to any penalty or liability for breach of fiduciary duty.

(k) No Company Benefit Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

SECTION 3.16 Taxes and Tax Matters

(a) Company has paid all Taxes due and payable by it for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

(b) Company has filed on a timely basis all Company Tax Returns that it was required to file. All such Company Tax Returns were accurate and complete in all material respects. Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Company Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. Company has not given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) Company and the Company Shareholders have no knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any liability for taxes of Company either (i) claimed or raised by any authority in writing or (ii) as to which Company or any Company Shareholders has knowledge based upon personal contact with any agent of such authority. Company has delivered to Parent copies of, and Schedule 3.16 sets forth a complete and accurate list of, Company Tax Returns filed with respect to the taxable periods of Company ended on or after December 31, 2005; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

(e) Except as set forth on Schedule 3.16(e), the unpaid Taxes of Company (i) did not, as of the date of any financial statements of Company furnished to Parent pursuant to Section 3.08, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing their Company Tax Returns.

(f) Company has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth on Schedule 3.16(e), the Company has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company is not a party to any Tax allocation or sharing agreement. Company (A)  has not been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (B) does not have any Liability for the Taxes of any Person (other than any of Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) Schedule 3.16 sets forth the following information with respect to Company as of the date hereof: (i) the tax basis of Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to Company; and (iii) the amount of any deferred gain or loss allocable to Company arising out of any “deferred intercompany transaction” as defined in Treas. Reg. Section 1.1502-13(a)(2).

(h) Company (and any predecessor of Company) has been a validly electing S corporation within the meaning of Code §§ 1361 and 1362 at all times during its existence and Company will be an S corporation up to and including the day before the Closing Date.

(j) Company shall not be liable for any Tax under Code §1374 in connection with the deemed sale of Company’s assets caused by the §338(h)(10) Election. Company has not, in the past 10 years (A) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

SECTION 3.17 Insurance

Schedule 3.17 lists all policies of title, asset, fire, hazard, casualty, liability, life, worker’s compensation and other forms of insurance of any kind owned or held by Company. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Company with all requirements of Law and of all Agreements to which Company is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets; and (f) have the policy expiration dates set forth in Schedule 3.17.

SECTION 3.18 Arrangements With Related Parties

No present or former officer, director, shareholder or Person known by Company or any Company Shareholder to be an Affiliate of Company, nor any Person known by them to be an Affiliate of such Person, is currently a party to any transaction or agreement with Company, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, shareholder or Affiliate; provided, however that Michael Brudek and Nicholas Vaseliv, who are Company Shareholders, are employees of the Company.

SECTION 3.19 Books and Records

Except as set forth in the Rotenberg Management Letter, the books of account, stock records, minute books and other corporate and financial records of Company are complete and correct and have been maintained in accordance with reasonable business practices for companies similar to Company, and Company will have prior to Closing prepared and made available to Parent the minutes for all meetings, and all written consents in lieu of such meetings, of the Board of Directors and/or shareholders of Company held as of the date thereof.

SECTION 3.20 Assets

Company has good, valid and marketable title to all Assets owned by it, including, without limitation, all material Assets reflected in Company Financial Statement and all Assets acquired by Company since December 31, 2007 (except for Assets reflected in Company Financial Statement or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All personal property of Company is in operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used. All Inventory of Company (i) consists of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of Business within one (1) year from the Closing Date; and (ii) has been reflected in Company Financial Statement in accordance with GAAP.

SECTION 3.21 Board Recommendation; Shareholder Approval

The Board of Directors of Company has unanimously adopted, in compliance with the NYBCL, a resolution advising, authorizing, approving and adopting this Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Agreement and the transactions contemplated hereby by Company Shareholders. Company Shareholders have unanimously adopted by written consent, in compliance with the NYBCL, a resolution authorizing, approving and adopting this Agreement and the transactions contemplated hereby.

SECTION 3.22 Directors and Officers

Schedule 3.22 lists all current directors and officers of Company, showing each such person’s name, positions, and annual remuneration, bonuses and fringe benefits paid by Company for the current fiscal year and the most recently completed fiscal year.

SECTION 3.23 State Takeover Statutes

No state takeover statute or similar statute or regulation of the State of New York (and, to the knowledge of Company and the Company Shareholders after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement or the transactions contemplated hereby and no provision of the certificate of incorporation, bylaws or other governing instruments of Company or the terms of any rights plan or agreement of Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of Company that may be acquired or controlled by Parent or permit any shareholder to acquire securities of Company or of Parent or any of its Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of Company

SECTION 3.24 Environmental Matters

Company is in material compliance with all Environmental Laws. Company has no material liability under any Environmental Law and to its Knowledge the Company is not responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of Company and the Company Shareholders, threatened actions, suits, claims, legal proceedings or other proceedings based on, and Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property owned or leased by Company (the “Real Property”) of Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or (iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from Company’s activities involving Hazardous Materials.

SECTION 3.25 Government Contracts and Other Commitments

The Company has no contracts or subcontracts (at any tier) under prime contracts with Governmental Entities, None of the Company’s Business activities require that it or any of its employees obtain a security clearance from .any Governmental Entity.

SECTION 3.26 Relations with Governments

Neither Company, nor to the knowledge of Company and the Company Shareholders, any of Company’s officers, directors, employees or agents (or shareholders, distributors, representatives or other persons acting on the express, implied or apparent authority of Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist Company in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Company has not otherwise taken any action that would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

SECTION 3.27 Broker’s Fees

Company has no any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

SECTION 3.28 Product Warranties

All products and services provided by Company are sold, licensed or otherwise provided pursuant to the terms contained in the form of Quotation set forth on Schedule 3.28. The name of any person or firm to which any additional or different terms have been provided, together with a copy of such terms, are set forth on Schedule 3.28.

SECTION 3.29 Investment Representations

(a)  Each Company Shareholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. By reason of such Company Shareholder’s business and financial experience, and the business and financial experience of those persons retained by such Company Shareholder to advise such Company Shareholder with respect to such Company Shareholder’s investment in the shares of Parent Common Stock to be received by such Company Shareholder in the Merger, such Company Shareholder, together with such advisors, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, and is able to bear the economic risk of such investment and is able to afford a complete loss of such investment. Such Company Shareholder acknowledges that such Company Shareholder has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning Parent and the Parent Common Stock that such Company Shareholder is receiving in the Merger and to obtain any additional information that such Company Shareholder deems necessary to verify the accuracy of the answers such Company Shareholder received from such representatives.

(b) Each Company Shareholder acknowledges that the shares of Parent Common Stock to be received in the Merger have not been registered under the Act. Such Company Shareholder is familiar with the provisions of Rule 144 and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act or some other exemption from the registration requirements of the Act will be required in order to dispose of the Parent Common Stock to be received in the Merger, and that such Company Shareholder may be required to hold such shares of Parent Common Stock for a significant period of time prior to reselling them.

(c) Each Company Shareholder is acquiring the shares of Parent Common Stock to be received in the Merger for such Company Shareholder’s own account and not with a view to distribution in violation of any securities laws. Such Company Shareholder has no present intention to sell such Parent Common Stock in violation of federal or state securities laws and such Company Shareholder has no present arrangement (whether or not legally binding) to sell such shares of Parent Common Stock to or through any person or entity; provided, however, that by making the representations herein, such Company Shareholder does not agree to hold such shares of Parent Common Stock for any minimum or other specific term and reserves the right to dispose of such shares of Parent Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

(d) Each Company Shareholder acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the shares of Parent Common Stock to be issued in the Merger will be issued in reliance on the certain exemptions for non-public offerings under the Act, which exemptions depend upon, among other things, the representations made and information furnished by such Investor, including the bona fide nature of such Investor’s investment intent as expressed above.

(e) Each Company Shareholder understands that the shares of Parent Common Stock to be issued in the Merger will be offered and sold in reliance on a transactional exemptions from the registration requirements of federal and state securities laws and Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Company Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the shares of Parent Common Stock to be issued in the Merger.

SECTION 3.30 Disclosure

Neither this Agreement nor any written statement, report or other document furnished or to be furnished by Company or Company Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading. There is no fact known to Company or Company Shareholders which has not been disclosed to Parent in this Agreement or the Schedules hereto that could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

SECTION 4.01 Organization and Qualification

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Each of Parent and Merger Sub is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

SECTION 4.02 Authority; Binding Obligation

Each of Parent and Merger Sub has the full and unrestricted corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.03 No Conflict; Required Filings and Consents

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Parent, or the certificate of incorporation or the bylaws of Merger Sub; (ii) subject to the filing and recordation of the Certificate of Merger as required by the NYBCL, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective Assets may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Parent or Merger Sub; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have a Parent Material Adverse Effect and that would not prevent Parent or Merger Sub from consummating the Merger on a timely basis.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement, except (A) the filing and recordation of the Certificate of Merger as required by the NYBCL; and (B) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Parent Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Parent or Surviving Corporation that would have a Parent Material Adverse Effect.

(c) Subject to the filing and recordation of the Certificate of Merger as required by the NYBCL, all returns, reports, statements and other documents required to be filed by Parent and Merger Sub with any Governmental Entity with respect to this agreement and the transaction contemplated hereby have been or will be filed in a timely manner and are or will be, as the case may be, true, correct and complete in all material respects (and any related fees required to be paid have been paid or will be in full). All material records of every type and nature relating to the business, operations or assets of Parent and Merger Sub have been maintained in all material respects in accordance with good business practices and are maintained at Parent.

(d) No Governmental Entity or any other Person has notified Parent or Merger Sub that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company as part of Parent. Neither Parent nor Merger Sub are aware of any fact or circumstance related to them with respect to this Agreement and the transactions contemplated hereby that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law.

SECTION 4.04 No Prior Activities of Merger Sub

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.05 SEC Filings; Financial Statements

(a) All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since December 31, 2006 (the “Parent SEC Documents”) have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby.

SECTION 4.06 Brokers

Except for any investment banking firm engaged by Parent to deliver a fairness opinion as contemplated by Section 7.02, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

PRE-CLOSING COVENANTS

SECTION 5.01 Conduct of Business of Company Until Effective Time

Company and the Company Shareholders hereby covenant and agree that, from the date of this Agreement until the Effective Time, Company, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, will carry on its businesses only in the Ordinary Course of Business, use its best efforts to preserve intact its business organizations and Assets, maintain its rights and franchises, retain the services of its officers and employees and maintain its relationships with customers, suppliers, licensors, licensees and others having business dealings with it, and use its best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, Company will not:

(a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of Company in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee or otherwise without the prior written consent of Parent; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director, officer or employee;

(b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(c) (i) redeem, purchase or otherwise acquire any shares of capital stock of Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of Company or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

(f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

(g) propose or adopt any amendments to its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would reasonably be expected to result in a Company Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

(i) make or agree to make any new capital expenditures;

(j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances made to employees in the Ordinary Course of Business;

(k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, Company Financial Statement or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which Company is a party;

(l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which Company is a party;

(m) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or a Governmental Entity;

(n) take any action or fail to take any action that would have a Company Material Adverse Effect prior to or after the Effective Time or a material adverse effect after the Effective Time, or that would adversely affect the ability of Company prior to the Effective Time, or Parent or any of its Subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Agreement; or

(o) authorize, or commit or agree to do any of the foregoing.

SECTION 5.02 Efforts to Satisfy Conditions

Parent and Company shall use their respective reasonable efforts to cause all conditions to the obligations of Parent and Company set forth in Article VII to be satisfied on or before the Closing Date.

SECTION 5.03 Other Actions

Parent and Company shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such Party set forth in this Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII not being satisfied.

SECTION 5.04 Certain Tax Matters

From the date hereof until the Effective Time, Company (a) will prepare and timely file with the relevant Taxing authority all Company Tax Returns required to be filed during such period (“Post-Signing Returns”), which Post-Signing Returns shall be accurate in all material respects, or permitted extensions with respect thereto, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by Company for which no Post-Signing Return is due prior to the Effective Time, and (d) will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to Company in respect of any Taxes.

SECTION 5.05 Access and Information

For so long as this Agreement is in effect, and subject to applicable Laws, Company shall (a) afford to Parent and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to Parent (i) a copy of each Agreement, document, certificate or other instrument filed with, or received from any Governmental Entity and (ii) all other information concerning its respective business, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Parent may reasonably request.

SECTION 5.06 Access to Company Information

From the date hereof and through the Closing Date, Company shall, and shall cause its accountants, counsel, investment bankers, financial advisors, consultants and other representatives, to provide Parent and Parent’s accountants, counsel, investment bankers, financial advisors, consultants and other representatives, upon reasonable notice, access to, and make available, all books, contracts, records, reports, properties and commitments of Company, including, without limitation, Company’s Tax Returns and financial statements, for Parent’s use in connection with Parent’s financing.

SECTION 5.7 No Solicitation.

From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, Company and the Company Shareholders shall not and shall not permit any of their Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Company (collectively, “Representatives”) directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, (iv) disclose any non-public information relating to Company or afford access to the properties, books or records of Company to any person that has made or may reasonably be expected to make a proposal regarding a Acquisition Proposal or that has advised Company that it is or may be interested in making a proposal regarding a Acquisition Proposal, or (v) authorize or permit any of its or their Subsidiaries or Representatives to take any such action and Company and Company Shareholders shall promptly notify Parent of any such inquiries and proposals received by any of them or their Representatives, relating to any of such matters

SECTION 5.8 Tax Matters

(a) It is intended by the parties hereto that the Merger shall constitute a taxable transaction and shall not constitute a tax-free reorganization within the meaning of Section 368 of the Code. Each Party hereto and each Company Shareholder agrees not to take any position contrary to such intention with any Government Entity, including, without limitation, on any Tax returns or other filings.

(b) At Parent’s option, Company and each Company Shareholder shall join with Parent in making an election under Code § 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of Company Common Stock pursuant to the Merger hereunder (collectively, a “338(h)(10) Election”). Company Shareholders shall include any income, gain, loss, deduction, or other tax items resulting from the § 338(h)(10) Election on their Tax Returns to the extent required by applicable law. Company Shareholders shall also pay any Tax imposed on Company attributable to the making of the § 338(h)(10) Election, including (i) any Tax imposed under Code § 1374, (ii) any tax imposed under Code § 338 and the regulations thereunder, or (iii) any state, local or foreign Tax imposed on Company’s gain, and Company Shareholders shall indemnify Parent and the Surviving Corporation against any Loss arising out of any failure to pay any such Taxes.

(c) Parent, Company and Company Shareholders agree that the Merger Consideration and the liabilities of Company (plus other relevant items) will be allocated to the assets of Company for all purposes (including Tax and financial accounting) in a manner consistent with Code §§ 338 and 1060 and the regulations thereunder. Parent, Company and Company Shareholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Appropriate Action; Consents; Filings

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Parent, or Company, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the Merger required any applicable Law; provided that Parent and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) (i) Except as the Parties may otherwise agree, Company, any Company Shareholder and Parent shall each give any notices to third parties, and use their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement; or (B) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect.

(ii) In the event that any of Company, any Company Shareholder or Parent shall fail to obtain any third-party consent, approval or waiver described in Section 6.01(b)(i) of this Agreement, such Party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Company and Parent and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

(c) From the date of this Agreement until the Effective Time, Company and Parent shall promptly notify each other in writing of any pending or, to the knowledge of Company, Company Shareholders or Parent, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent to own or operate all or any portion of the business or Assets of Company. Company and Parent shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 6.02 Disclosure

Prior to the Effective Time, each Party shall notify the other Parties in writing of (i) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (iii) the failure of Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, the delivery of any notice pursuant to this Section 6.02(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

SECTION 6.03 Public Announcements

Parent, Merger Sub and Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

SECTION 6.04 Obligations of Merger Sub

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 6.05 Transaction Expenses

Each Party to this Agreement shall bear their own expenses in connection herewith, including, without limitation, the fees of each Party’s respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers, but in no event shall such fees and expenses (including, without limitation, the fees and expenses described in Section 3.27) incurred by or on behalf of Company. Company shall make a good faith effort to pay all of its expenses in connection with the Agreement and the transactions contemplated hereby prior to Closing. In the event any of the foregoing expenses are not paid prior to Closing or have not reduced the Transaction Value, Parent shall be entitled to offset such excess expenses against the Purchase Notes (as if such excess expenses were a Loss).

SECTION 6.06 Director Resignations

Company shall deliver to Parent prior to the Closing the resignation of each director and officer of Company, effective as of the Effective Time.

SECTION 6.07 Tax Advance

Within fifteen (15) days after filing the tax return of the Company for the period January 1, 2008 through the Effective Time, Parent shall, or shall cause the Surviving Company to, pay to the Company Shareholders (pro rata to the number of shares of Company Stock owned by them as of the Closing Date) and amount equal to forty-two percent (42%) of (a) the taxable income to be allocated to each of them on Forms K-1 to be provided to them by the Surviving Corporation with respect to such period, less (b) Four Hundred Forty-Eight Thousand Two Hundred Thirty-six Dollars (448,236). The amount of such payments shall be applied against the payments next becoming due under the Purchase Notes after the date such payments are made to the Company Shareholders.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Obligations of Each Party Under This Agreement

The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Parent and Company, in whole or in part, to the extent permitted by applicable Law:

(a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; provided, further, that the failure to obtain a required consent or approval of a Governmental Entity shall not form the basis for an assertion that this condition is not satisfied.

SECTION 7.02 Additional Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of Company and the Company Shareholders contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Agreement.

(b) Agreements and Covenants. Company shall have performed or complied in all respects with all Agreements and covenants required by this Agreement to be performed or complied with by Company on or prior to the Effective Time.

(c) Opinion of Counsel. Parent shall have received from Olver Korts LLP, counsel to Company, an opinion dated the Closing Date, which is reasonable and customary for transactions of the type contemplated by this Agreement.

(d) No Challenge. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Company Material Adverse Effect or, if such action arises in connection with the transactions contemplated hereby, a Parent Material Adverse Effect.

(e) Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Company Material Adverse Effect).

(f) No Litigation. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) relating to the Merger and seeking to obtain from Parent or Merger Sub any damages that may be material to Parent, (iii) seeking to prohibit or limit in any respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Company; or (v) which, if adversely determined, could have a Company Material Adverse Effect or Parent Adverse Effect.

(g) Consents. Company shall have procured all consents of third-parties and Governmental Entities specified in Schedule 3.06. Parent shall have received the approval of its primary lender to the consummation of the Merger and the transactions contemplated by this Agreement.

(h) Bank Financing. Parent shall have entered into a loan agreement with a commercial lender reasonably acceptable to Parent including, among other things, the agreement of such lender to provide Parent with funds sufficient to pay or cause to be paid the Cash Purchase Price and the Company Shareholders shall have agreed to subordinate the Purchase Notes to the obligations of the Parent to such lender on terms and conditions satisfactory to such lender, in its sole discretion.

(i) Benefit Plans Termination. Company shall have terminated each of the Benefit Plans on terms reasonably satisfactory to Parent, shall have provided evidence reasonably satisfactory to Parent to ensure that no employee or former employee of Company has any right under such plans and that all Liabilities of Company under the Benefits Plans (including any Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no Liability, to Company except for funding of retirement plans for fiscal 2008 and for termination or rollover payments incident to termination of the Benefit Plans.

(j) Dissenting Shareholders. There shall be no Dissenting Shareholders.

(k) Non-competition Agreements. Each of Company Shareholders shall have executed and delivered to Parent a non-competition agreement in the form attached hereto as Exhibit F.

(l) Employment Agreements. Each of Michael Brudek and Nicholas Vaseliv shall have executed and delivered to Parent an employment agreement in the form attached hereto as Exhibit G.

(m) Lease. Parent or the Surviving Corporation (at the option of Parent) having entered into a lease agreement for the premises in which the Company currently conducts its business, on terms (including term and rental payments) and conditions satisfactory to Parent.

(n) Due Diligence Investigation. Parent shall not have identified anything during its continuing business and legal due diligence investigation of Company that has or in the reasonable judgment of Parent could be expected to have a Company Material Adverse Effect.

(o) Fairness Opinion. If Parent elects, it shall have received an opinion from a reputable investment banking firm selected by Parent as to the fairness, from a financial point of view, to Parent of the aggregate Merger Consideration to be paid to Company Shareholders pursuant to this Agreement.

(p) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of Company by the its chief executive officer and by each of the Company Shareholders (i) representing and warranting after reasonable investigation that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been duly satisfied, (ii) certifying that Company Financial Statement have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operation of Company.

(q) Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Company (i) attaching copies of Company’s certificate of incorporation and bylaws, and any amendments thereto, (ii) attaching a good standing certificate of Company, duly certified by the New York Department of State, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the board of directors and shareholders of Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, (iv) certifying that there are no proceedings for the dissolution or liquidation of Company and (v) certifying the incumbency, signature and authority of the officers of Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Company.

SECTION 7.03 Additional Conditions to Obligations of Company

The obligations of Company to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Agreement. Company shall have received a certificate of the chief executive officer or chief financial officer of Parent to the foregoing effect.

(b) Guarantees. Parent and Merger Sub shall have obtained the release of each of the Company Shareholders from all personal guarantees of obligations of the Company included, but not limited to, the lease by the Company of the premises occupied by the Company for the conduct of its business.

(c) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all respects with all Agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time except for such noncompliance that does not have a Parent Material Adverse Effect. Company shall have received a certificate of the chief executive officer or chief financial officer of Parent and Merger Sub to that effect.

(d) Opinion of Counsel. Company and Shareholders shall have received from Boylan, Brown, Code, Vigdor & Wilson, LLP, counsel to Parent and Merger Sub, an opinion dated the Closing Date, which is reasonable and customary for transactions of the type contemplated by this Agreement.

(e) No Challenge. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Parent Material Adverse Effect.

(f) Parent Material Adverse Effect. There shall not have occurred a Parent Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Parent Material Adverse Effect).

(g) No Litigation. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) which, if adversely determined, could have a Parent Material Adverse Effect.

(h) Consents. Parent shall have received the approval of its primary lender to the consummation of the Merger and the transactions contemplated by this Agreement.

(i) Secretary’s Certificate. Company and Shareholders shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent and Merger Sub (i) attaching copies of Parent’s and Merger Sub's certificate of incorporation and bylaws, and any amendments thereto, (ii) attaching a good standing certificate of Parent and Merger Sub, duly certified by the Delaware Secretary of State and New York Department of State, respectively (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the board of directors of Parent and Merger Sub which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, and (iv) certifying the incumbency, signature and authority of the officers of Parent and Merger Sub authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Parent and Merger Sub.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination

This Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Agreement and the Merger by Company Shareholders:

(a) by mutual written consent of Parent and Company;

(b) (i) by Parent, if any of the conditions provided in Section 7.02 have not been met as of July 31, 2008 and such failure has not been cured within twenty (20) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail, or to the extent permitted by applicable Law, such conditions have not been waived in writing by Parent;

(ii) by Company, if any of the conditions provided in Section 7.03 have not been met as of the July 31, 2008 and such failure has not been cured within twenty (20) business days following receipt by Parent of written notice of such failure describing the extent and nature thereof in reasonable detail, or, to the extent permitted by applicable law, such conditions have not been waived in writing by Company.

(c) by either Parent or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the Merger shall have been filed or in effect;

(d) by either Parent or Company if the Merger shall not have been consummated by July 31, 2008; provided however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to (i) Parent, where Parent’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) Company, where Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(e) by either Parent or Company if any of the conditions provided in Section 7.01 have not been met as of July 31, 2008, or to the extent permitted by applicable law, have not been waived by both Parties; and

(f) by Parent, if Company or the Company Shareholders breach their obligations under Section 5.7.

SECTION 8.02 Effect of Termination

In the event of termination of this Agreement by either Parent or Company as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or any of their respective directors or officers except (i) nothing herein shall relieve any Party from liability for any breach hereof, (ii) each Party shall be entitled to any remedies at law or in equity for such breach and (iii) Sections 8.02 and 8.03 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

SECTION 8.03 Expenses; Termination Fees

Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, whether or not the Merger is consummated.

SECTION 8.04 Amendment

Subject to applicable Law, this Agreement may be amended by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties.

SECTION 8.05 Extension; Waiver

At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; REMEDIES

SECTION 9.01 Survival of Representations

All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the two-year anniversary of the Closing Date; provided, however, that (a) the representations set forth in Section 3.05 (Authority; Binding Obligation) shall survive in perpetuity, (b) the representations set forth in Section 3.01 (Organization and Qualification), Section 3.02 (No Subsidiaries), Section 3.04 (Capitalization), Section 3.15 (Pension and Benefit Matters), Section 3.16 (Tax and Tax Matters) and Section 3.24 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.

SECTION 9.02 Indemnification by Company Shareholders

(a) Company Shareholders hereby agree to severally indemnify, defend and hold Parent, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons,” but in no event shall any Company Shareholder prior to the Effective Time be such a Parent Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any Parent Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Agreement to the contrary notwithstanding:

(i)  any inaccuracy or breach of a representation or warranty of Company or the Company Shareholder given or made by Company or the Company Shareholder in this Agreement, in the Certificate of Merger, in any of the schedules to this Agreement or in any certificate, document or agreement delivered by or on behalf of Company or the Company Shareholders pursuant hereto; and

(ii) any failure by Company or the Company Shareholders to perform or comply with any covenant or agreement contained in this Agreement, in the Certificate of Merger or in any certificate, document or agreement delivered by or on behalf of Company or the Company Shareholder pursuant hereto.

(b) Notwithstanding anything in this Agreement to the contrary, Company Shareholders shall not be responsible for any Loss pursuant to this Section 9.02 unless and until the aggregate amount of all of such Losses shall exceed $100,000 in which case Company Shareholders jointly and severally shall be liable for the amount by which the entire Loss exceeds $100,000.

SECTION 9.03 Procedure for Offset

(a) In the event, from time to time, any Parent Indemnified Person determines that it has suffered a Loss for which indemnification is available pursuant to this Agreement, the following procedure shall be followed:

(i) Parent Indemnified Person shall give written notice of any such claim (a “Loss Notice”) to the Shareholders’ Representative specifying in reasonable detail the amount of the claimed Loss (the “Loss Amount”) and the basis for such Loss and whether the Parent intends to offset against the Purchase Notes.

(ii) Within twenty (20) days after delivery of a Loss Notice, the Shareholders’ Representative shall provide to Parent and the Parent Indemnified Person (if not the same Person), a written response (a “Response Notice”) in which the Shareholders’ Representative will (i) agree that an offset in the full Loss Amount may be made against the Purchase Notes, (ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the “Agreed Amount”) may be made against the Purchase Notes or (iii) contest making any offset against the Purchase Notes. The Shareholders’ Representative may contest an offset against the Purchase Notes upon a good faith belief that all or such portion of such offset does not constitute a Loss for which the Parent Indemnified Person is entitled to indemnification under this Agreement. If no Response Notice is delivered by the Shareholders’ Representative within such twenty (20) day period, the Shareholders’ Representative shall be deemed to have agreed that an offset in the full Loss Amount may be made against the Purchase Notes.

(iii) If the Shareholders’ Representative in the Response Notice agree (or are deemed to have agreed pursuant to clause (ii) above) that an offset may be made against the Purchase Notes in an amount equal to the Loss Amount, the Purchase Note of each Company Shareholder shall be reduced proportionately in the same percentage that each Company Shareholder’s Purchase Note bears to all Purchase Notes.

(iv) If the Shareholders’ Representative in the Response Notice agrees that an offset in an Agreed Amount may be made against the Purchase Notes, the Purchase Note of each Company Shareholder shall be reduced proportionately in the same percentage that such Company Shareholder’s Purchase Note bears to all Purchase Notes.

(v) If the Shareholders’ Representative in the Response Notice contests an offset against the Purchase Notes equal to all or any part of the Loss Amount (the “Contested Amount”), the Parent Indemnified Person and the Shareholders’ Representative shall negotiate in good faith to resolve any such dispute. During the period of such negotiation, and thereafter until the resolution of such dispute, Parent shall make any payments due on the Purchase Notes, up to the Contested Amount, to the Escrow Agent named in Subsection 9.03(a)(vi), to be held and disbursed in accordance with the provisions of that Subsection.. The Purchase Note of each Company Shareholder shall be reduced proportionately in the same percentage that such Company Shareholder’s Purchase Note bears to all Purchase Notes by an amount equal to the dollar amount of the award set forth in such determination.

(vi) If the Parent claims that it is entitled to offset any Contested Sum against the Purchase Notes, it shall make each of the payments due with respect to the Purchase Notes coming due after the date of the Response Notice (up to, but not in excess of, the Contested Sum) (together, the “Escrow Sum”) to Olver Korts, LLP and Boylan, Brown, Code, Vigdor & Wilson, LLP, as Escrow Agent, to be held and disbursed in accordance with the following:

(a) Retention of Escrow Sum. The Escrow Agent shall hold the Escrow Sum in an interest bearing account of its choosing in accordance with the provisions of this Subsection 9.03(a)(vi). Interest accumulated in such account shall be paid to Parent and the Company Shareholders in the same proportion as each of them shall become entitled to receive distribution of the Escrow Sum.

(b) Distribution of Escrow Sum. Escrow Agent shall retain the Escrow Sum until the resolution of dispute with respect to the Contested Sum in accordance with the provisions of Subsection 9.03(a)(v). The Escrow Agent shall distribute the Escrow Sum in accordance with the determination of a court of competent jurisdiction with respect to the disputes giving rise to the deposit in escrow of the Escrow Sum; provided, however, that if the Parent and the Shareholders Representative shall instruct the Escrow Agent in writing as to the manner in which it shall distribute the Escrow Sum, the Escrow Sum shall be distributed in accordance with such instructions.

(c) Escrow Agent's Responsibility. The Escrow Agent may rely and shall be protected in acting upon any documents which may be submitted to them in connection with its duties hereunder and which it believes to be genuine and to have been signed or presented by the proper party or parties, and the Escrow Agent shall have no liability or responsibility with respect to the form, execution or validity thereof. The Escrow Agent shall not be responsible for any act or failure to act on their part except in the case of their own bad faith or gross negligence

(d) Action By Escrow Agent. The Escrow Agent may act only jointly and not severally with respect to any matters relating to the Escrow Sum. The action by the Escrow Agent shall not preclude either of them from representing or continuing to represent its client is connection with this Agreement and the transactions contemplated hereby. The fees of Olver Korts, LLP for acting as Escrow Agent shall be paid by the Company Shareholders and the fees of Boylan, Brown, Code, Vigdor & Wilson, LLP for acting as Escrow Agent shall be paid by Parent.

(b) The indemnity and other obligations of each Company Shareholder under this Agreement shall first be satisfied through the exercise by Parent of the right of offset against the aggregate outstanding amount of the Purchase Notes. Following its exhaustion of its offset rights as set forth above, Parent shall have the right to enforce the remaining indemnity obligations of Company Shareholders pursuant to Section 9.02 hereof against each Company Shareholder.

(c) Provided that Parent makes payments of Contested Amounts to the Escrow Agent identified in Subsection 9.03(vi) in accordance with that Subsection, the exercise of any such right of offset or reimbursement by Parent in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or a default under any Purchase Note. Neither the exercise of nor the failure to exercise such right of offset or reimbursement will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies available to Parent except as otherwise expressly set forth in this Agreement.

SECTION 9.04 Third Party Claims.

The obligations and liabilities of Company Shareholders with respect to their respective indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

(a) The party seeking indemnification (the “Indemnified Party”) must give the party obligated to indemnify (the “Indemnifying Party”), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

(b) Subject to Section 9.04(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party’s risk and expense.

(c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.04, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

(d) Anything in this Section 9.04 to the contrary notwithstanding, (i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party’s written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 9.04, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 9.04 shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

SECTION 9.05 No Recourse Against Company

Company Shareholders hereby irrevocably waive any and all right to recourse against Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by Company in this Agreement or any other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Agreement. No Company Shareholder shall be entitled to contribution from, subrogation to or recovery against Company or the Surviving Corporation with respect to any liability of any Company Shareholder that may arise under or pursuant to this Agreement or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Agreement or such other agreements and documents contemplated hereby.

SECTION 9.06 Specific Performance

(a) In addition to any other remedies which Parent or Merger Sub may have at law or in equity, Company and the Company Shareholders hereby acknowledge that Company and the transactions contemplated under this Agreement are unique, and that the harm to Parent or Merger Sub resulting from breaches by Company or the Company Shareholders of their obligation cannot be adequately compensated by damages. Accordingly, Company and the Company Shareholders agree that Parent and Merger Sub shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Company and the Company Shareholders and that Parent and Merger Sub shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof.

(b) In addition to any other remedies which Company Shareholders may have at law or in equity, Parent and Merger Sub hereby acknowledge that the transactions contemplated under this Agreement are unique, and that the harm to Company Shareholders resulting from breaches by Parent or Merger Sub of their obligation cannot be adequately compensated by damages. Accordingly, Parent and Merger Sub agree that Company Shareholders shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Parent and Merger Sub and that Company Shareholders shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof.

SECTION 9.07 Remedies Cumulative

Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

SECTION 9.08 Indemnity by Parent

Parent hereby agrees to indemnify, defend and hold Company Shareholders (“Company Shareholder Indemnified Person” and collectively “Company Shareholder Indemnified Persons,” but in no event shall any Company Shareholder prior to the Effective Time be such a Company Shareholder Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any Company Shareholder Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Agreement to the contrary notwithstanding:

(a)  any inaccuracy or breach of a representation or warranty of Parent or Merger Sub given or made by Parent or Merger Sub in this Agreement, in the Certificate of Merger, or in any certificate or agreement delivered by or on behalf of Parent or Merger Sub pursuant hereto; and

(b) any failure by Parent or Merger Sub to perform or comply with any covenant or agreement contained in this Agreement, in the Certificate of Merger or in any certificate or agreement delivered by or on behalf of Parent or Merger Sub pursuant hereto.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	If to Parent or Merger Sub:

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Facsimile: (315)332-4430
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Boylan, Brown, Code, Vigdor & Wilson, L.L.P.
2400 Chase Square
Rochester, New York 14604
Facsimile:	(585) 232-3528
Attention:	Robert F. Mechur, Esq.

(b)	If to Company prior to the Closing Date:

Val- U-Tech Corp.
115 A Victor Heights Parkway
Victor, New York 14564
Facsimile: (585) 924-8584
Attention:	Michael Brudek, President

With a copy (which shall not constitute notice) to:

Olver Korts LLP
Tobey Village Office Park
100 Office Park Way
Pittsford, NY 14534
Facsimile: (585) 387-5234
Attention: Matthew M. Korona, Esq.

If to Shareholders’ Representative:

Michael Brudek
127 Amann Road
Honeoye Falls, New York 14472

With a copy (which shall not constitute notice) to:

Olver Korts LLP
Tobey Village Office Park
100 Office Park Way
Pittsford, NY 14534
Facsimile: (585) 387-9234
Attention: Matthew M. Korona, Esq.

SECTION 10.02 Jurisdiction, Venue and Attorneys’ Fees

(a) In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the Parties hereto specifically consent and agree that:

(i) the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over each of the Parties and such proceedings; and

(ii) the venue of any such action shall be in Monroe County, New York and/or the United States District Court for the Western District of New York

(b) In the event that any legal proceedings are commenced in any court with respect to any matter arising under or relating to this Agreement or any of the agreements executed in connection herewith, the prevailing party in such proceeding shall be entitled to recover from the other party or parties its reasonable attorneys’ fees, disbursement and expenses incurred in connection with the investigation and prosecution or defense (as the case may be) in connection with such proceeding.

SECTION 10.02 Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.03 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.04 Entire Agreement

This Agreement (together with the Exhibits, Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

SECTION 10.05 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that Parent and Merger Sub shall have the right to assign this Agreement without the prior written consent of Company to a direct or indirect Subsidiary of the Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.06 Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to Article II and the rights of the Parent Indemnified Person pursuant to Article IX, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.07 Mutual Drafting

Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

SECTION 10.08 Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.09 Counterparts

This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Singular and Plural

Any reference in this Agreement to the singular includes a reference to the plural and vice versa.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

“Acquisition Proposal” shall mean any offer, proposal, letter of intent, inquiry or expression or indication of interest (other than an offer, proposal, letter of intent, inquiry or expression or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) Company is a constituent corporation, (ii) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Company, or (iii) Company issues securities representing more than 10% of the outstanding securities of any class of voting securities of Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the net revenues, net income or assets of Company; or

(c) any liquidation or dissolution of Company.

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means: (a) with respect to an individual, any member of such individual’s family; (b) with respect to an entity, any officer, director, shareholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

“Agreement” means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

“Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

“Average Parent Trading Price” for any date shall mean the average closing sales price on The Over the Counter Bulletin Board (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the five (5) trading-day period ending on trading day that is immediately prior to such date.

“business day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or obligated to be closed.

“Certificate” is defined in Section 2.02(a).

“Certificate of Merger” is defined in Section 1.02.

“Closing” is defined in Section 1.02.

“Closing Date” is defined in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble to this Agreement.

“Company Balance Sheet” is defined in Section 2.01(a)(ii)(a).

“Company Benefit Plans” means all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, whether or not terminated, and trust agreements and insurance contracts under or with respect to which Company has or could have any liability, contingent, secondary or otherwise, and any other benefit plan, program, practice, arrangement, or agreement (including without limitation employment agreements) providing benefits of any kind to employees, officers, directors, or independent contractors.

“Company Common Stock” is defined in Section 3.04.

“Company Contracts” is defined in Section 3.13.

“Company Financial Statement” is defined in Section 3.08(a).

“Company Material Adverse Effect” means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, prospects, operations, condition (financial or otherwise), Assets or liabilities of Company.

“Company Pension Plan” means any Company Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Company Share Amount” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement).

“Company Shareholders” has the meaning set forth in the Preamble to this Agreement.

“Company Stock Plan” means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause any other Person to, issue, deliver or sell shares of capital stock of Company, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company.

“Company Tax Returns” means all Tax Returns required to be filed by Company (without regard to extensions of time permitted by law or otherwise).

“Control” (including the terms “Controlled by” and “under common Control with”) means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

“Debt” shall mean without duplication (a) all outstanding indebtedness for borrowed money of Company to any Person (including all interest accrued thereon), (b) all obligations of Company arising from or incurred in connection with the acquisition or purchase of capital assets (including the deferred purchase price for such capital assets and all Capital Lease Obligations), (c) any amounts that are required to be accrued on the balance sheet of Company for bonuses payable to any employee, and (d) all accounts payable by Company other than those incurred by Company in the Ordinary Course of Business of Company. Normal accounts payables and accrued expenses incurred in the Ordinary Course of Business of Company shall be excluded from the definition of Debt.

“Dissenting Shareholder” shall mean a shareholder of the Company who shall have duly demanded appraisal of his shares of Company Common stock pursuant to Section 623 of the NYBCL, complied with the provisions of such Section and not withdrawn, failed to perfect or otherwise lost his right to such appraisal..

“Effective Time” is defined in Section 1.02.

“Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

“Environmental Laws” means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Property” means property or equipment in the possession of or directly acquired by a Governmental Entity and subsequently made available to Company or any other property or equipment otherwise acquired by Company to which a Governmental Entity has title.

“Governmental Entities” (including the term “Governmental”) means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

“Hazardous Material” means (i) any “hazardous substance” as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601(14); (ii) any “pollutant or contaminant” as defined in 42 U.S.C. §9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl (“PCB”), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

“Independent Accountants” means the firm of Mengel Metzger Barr & Co., LLP. In the event that such firm declines or is unable to serve, “Independent Accountants means the firm of Eldredge, Fox & Porretti, LLP.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, and (g) other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world (including all computer software and related data and documentation).

“Inventory” means all new materials, work in progress, finished goods and inventoriable supplies.

“Knowledge” will be deemed to be present with respect to Company when the matter in question is known, or upon reasonable investigation, should have been known, to Company. If the Company or any Company Shareholder has received written or oral notice of any event circumstance or claim, the Company shall be deemed to have Knowledge of such event circumstance or claim.

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

“License” means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

“Losses” means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements.

“Merger” is defined in the Preamble to this Agreement.

“Merger Consideration” is defined in Section 2.01(a)(i).

“Merger Sub” is defined in the Preamble to this Agreement.

“Merger Sub Stock” is defined in Section 2.01(d).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which Company contributes, has an obligation to contribute, or has at any time since September 2, 1974, contributed or been obligated to contribute.

“NYBCL” is defined in the Preamble to this Agreement.

“Ordinary Course of Business” means ordinary course of business consistent with past practices and reasonable business operations.

“Parent” is defined in the Preamble to this Agreement.

“Parent Common Stock” is defined in Section 2.01(a).

“Parent Material Adverse Effect” means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, prospects, operations, condition (financial or otherwise), Assets or liabilities of Parent and its Subsidiaries, taken as a whole.

“Parent Notice” is defined in Section 2.01(a)(v)).

“Parent SEC Documents” is defined in Section 4.05.

“Party” and “Parties” are defined in the Preamble to this Agreement.

“Permitted Encumbrance” means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable, (ii) landlord, warehouse and materialmen’s liens and (ii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

“Plan” means any plan, program or arrangement, whether or not written, that is or was an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company; (b) to which Company contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

“Post-Signing Returns” is defined in Section 5.04.

“Representatives” is defined in Section 5.7.

“Scheduled Closing Date” is defined in Section 2.04.

“Shareholder Notice” is defined in Section 2.01(a)(v)).

“Shareholders’ Representative” means Michael Brudek. If Michael Brudek is unable or unwilling to serve as the Shareholders’ Representative, “Shareholders’ Representative” means Kathleen Brudek. If both Michael Brudek and Kathleen Brudek are unable or unwilling to serve as the Shareholders’ Representative, “Shareholders’ Representative” means Nicholas Vaseliv.

“Subsidiary” means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise Control of such entity.

“Surviving Corporation” is defined in Section 1.01.

“Taxes” (including the terms “Tax” and “Taxing”) means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Tax Liabilities” means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company is or may become liable, or any deficiency or claim for any such Taxes that has been to Company’s knowledge proposed, asserted or threatened.

“Tax Returns” means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

“Third Party Claim” means any claim or other assertion of liability by any third party.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered, this Agreement or have caused this Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

IEC ELECTRONICS CORP.

By:
Name: W. Barry Gilbert
Title: Chief Executive Officer

VUT MERGER CORP.

By:
Name: W. Barry Gilbert
Title: President

VAL-U-TECH CORP.

By:
Name: Michael Brudek
Title: President

COMPANY SHAREHOLDERS:

Name: Kathleen Brudek

Name: Michael Brudek

Name: Nicholas Vaseliv

The undersigned hereby acknowledges his appointment as the Shareholders’ Representative hereunder and his willingness to fulfill the duties of the Shareholders’ Representative as contemplated by this Agreement.

Michael Brudek

The undersigned hereby acknowledges her appointment as the Shareholders’ Representative hereunder if Michael Brudek is unable or unwilling to serve as the Shareholders’ Representative and her willingness to fulfill the duties of the Shareholders’ Representative as contemplated by this Agreement.

Kathleen Brudek

The undersigned hereby acknowledges his appointment as the Shareholders’ Representative hereunder if both Michael Brudek and Kathleen Brudek are unable or unwilling to serve as the Shareholders’ Representative and his willingness to fulfill the duties of the Shareholders’ Representative as contemplated by this Agreement.

Nicholas Vaseliv

EXHIBIT A

FORM OF

CERTIFICATE OF MERGER

EXHIBIT B

INITIAL OFFICERS AND DIRECTORS
OF
SURVIVING CORPORATION

Initial Officers

Office	Officer
Chairman	W. Barry Gilbert
President	Michael Brudek
Secretary	Robert F. Mechur

Initial Directors

EXHIBIT F

FORM OF

NON-COMPETITION AGREEMENT

EXHIBIT G

FORM OF

EMPLOYMENT AGREEMENT